UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2011
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California	90024

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
(b) On February 3, 2011, as a result of a court’s action that is described below, KB Home (the “Company”) potentially became responsible to pay certain amounts to the lenders to South Edge, LLC, a Nevada limited liability company (“South Edge”), under a limited several guaranty (the “Springing Repayment Guaranty”) that the Company provided to the lenders. The Company provided the Springing Repayment Guaranty in connection with secured loans (the “Loans”) the lenders (as part of a lending syndicate) provided to South Edge in 2004 and 2007. The Loans were used by South Edge to partially finance the purchase and development of the underlying property for a residential community located near Las Vegas, Nevada. At November 30, 2010, the outstanding principal balance of the Loans was approximately $328 million. South Edge is a joint venture, the members of which include KB HOME Nevada Inc., a wholly-owned subsidiary of the Company, other unrelated homebuilders and a third-party property management firm. KB HOME Nevada Inc. holds a 48.5% interest in South Edge. The Springing Repayment Guaranty, by its terms, purports to guarantee the repayment of certain amounts to the lenders, including principal and interest, if an involuntary bankruptcy petition is filed against South Edge that is not dismissed within 60 days or for which an order approving relief under bankruptcy law is entered. The parent companies of each of the other members of South Edge provided a similar repayment guaranty to the lenders.
On December 9, 2010, certain of the lenders filed a Chapter 11 involuntary bankruptcy petition against South Edge in the United States Bankruptcy Court, District of Nevada, JPMorgan Chase Bank, N.A. v. South Edge, LLC (Case No. 10-32968-bam). The petitioning lenders were JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Crédit Agricole Corporate and Investment Bank. South Edge opposed the petition, and on January 6, 2011, it filed motions with the court to dismiss and to abstain. The court held a trial that commenced on January 24, 2011. On February 3, 2011, the court denied South Edge’s motions and entered an order for relief and for the appointment of a trustee. The trustee may or may not pursue remedies proposed by the lenders, including attempted enforcement of alleged obligations of the South Edge members to purchase land parcels from South Edge, which, if successfully enforced, would likely have the effect of reducing the debt owed by South Edge on the Loans.
Although it has not yet received one, the Company anticipates that a demand will be made under the Springing Repayment Guaranty. The Company will contest the demand. If the Springing Repayment Guaranty were enforced, the Company’s maximum potential responsibility would be approximately $180 million in aggregate principal amount, plus a potentially significant amount for accrued and unpaid interest and attorneys’ fees in respect of the Loans. This potential Springing Repayment Guaranty obligation, however, does not account for any offsets or defenses that could be available to prevent or minimize the impact of its enforcement. Any payments made on the Springing Repayment Guaranty, if enforced, would also reduce the debt owed by South Edge on the Loans.
An unfavorable outcome under either of the potential actions described above would have a material adverse effect on the Company’s consolidated financial position and results of operations. Additional discussion of litigation and other matters concerning South Edge can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 3, 2011

KB Home
By:	/s/ BRIAN J. WORAM
Brian J. Woram
Executive Vice President, General Counsel and Secretary